Exhibit 1(a)
                            CITIZENS INVESTMENT TRUST
                          ESTABLISHMENT AND DESIGNATION
                                       OF
                      SERIES OF SHARES OF BENEFICIAL TRUST

Pursuant to paragraph (f) of article Fourth of the Declaration of Trust dated November 19, 1982, as amended to the date hereof, of Citizens Investment Trust (the "Trust"), the Trustees of the Trust hereby establish and designate Shares (as defined in the Declaration of Trust) to have the following special and relative rights:

     1. The Series shall be designated as follows:

     Muir National Tax-Free Income Portfolio

     2. This Series shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering as shares of this Series. Each Share of this Series shall be redeemable, shall be entitled to one vote (or a fraction thereof in respect of a fractional share) on matters of which shares of this Series shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to this Series, and shall be entitled to receive its pro rata share of the net assets of each Series upon liquidation of this Series, all as provided in Article Fourth of the Declaration of Trust.

     3. All consideration received by the Trust for the issuance of sale of Shares of a particular Series, together with all assets in which such consideration is invested or reinvested, all income thereon, profits there from or proceed thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to this Series for all purposes, subject only to the rights of creditors of this Series and shall be so recorded on the books of account of the Trust, except that all existing assets of the Trust as of the date of this Designation of Series shall be deemed to be the assets and liabilities of the pre-existing Series in the proportion of such Series on the book of the Trust. In the event there are assets, income,

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earnings, profits, proceeds, funds or payments which are not readily identifiable as belonging to any particular Series, the Trustees shall allocate them among any one or more of the Series established and designated from time to time and in such manner as the Trustees in their sole discretion deem fair and equitable. Each such allocation by the Trustees shall be conclusive for all purposes. No Shareholder of any particular Series shall have any claim on or right to any assets allocated to any other Series.

     4. The assets belonging to each particular Series shall be charged with the liabilities of the Trust with respect to that Series and all expenses, costs, charges and reserves attributable to that Series, except that all existing liabilities of the Trust as of the date of this Designation of Series shall be deemed to be the liabilities of Working Assets Money Market Portfolio, Working Assets Money Market Portfolio Institutional Shares, Citizens Income Portfolio, Citizens Emerging Growth Portfolio, Citizens Global Equity Portfolio, Citizens Index Portfolio, the E-fund, and any general liabilities, expenses, charges or reserves of the Trust which are not readily identifiable as belonging to a particular Series shall be allocated and charged by the Trustees to and among one or more of the Series established and designated from time to time in such manner and on such basis the Trustees in their sole discretion deem fair and equitable. Each such allocation by the Trustees shall have full discretion, to the extend not inconsistent with the Investment Company Act of 1940, as amended, to determine which items will be treated as income and which items as capital; and such determination shall be conclusive and binding upon Shareholders. Under no circumstances shall the assets allocated or belonging to a particular Series be charged with the liabilities, expenses, costs, charges or reserves attributable to any other Series. All persons who have been extended credit which has been allocated to a particular Series shall look only to the assets of that particular Series for payment of such credit claim or contract.

     5. Each share of this Series will represent a beneficial ownership in the net assets allocated or belonging to this Series only and such interest shall not extend to the assets of the Trust generally. All shares of the Trust outstanding as of the date of this Designation of Series shall be deemed to be outstanding shares of the preexisting Series. Dividends and Distributions

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of shares of a particular Series may be paid with such frequency as the Trustees determine, which may be monthly or otherwise, pursuant to a standing vote or votes adopted only once or with such frequency as the Trustees determine, to the Shareholders of that Series only, from such of the income and capital gains, accrued and realized, from the assets belonging to that Series, as the Trustees determine after providing for actual and accrued liabilities belonging to that Series. All dividends and distributions of Shares of any particular Series shall be distributed pro rata by such Shareholders at the date and time of record established for payment of such dividends and distributions. Shares of any particular Series of the Trust, Shareholders of such Series shall be entitled to a pro rata share of the net assets of such Series only.

     6. Shareholders of each Series shall vote separately as a class on any matter to the extent required by, and any matter shall have deemed effectively acted upon with respect to such Series as provided in Rule 18f-2, as from time to time in effect, under the 1940 Act or any successor rule, and the Declaration of Trust.

     7. The Trustees may, in their discretion, authorize the division of Shares of any Series into one or more Classes or sub-series. All Shares of a Class of sub-series shall be identical with each other and with the Shares of each other Class of sub-series of the same Series, except for such variations between Classes or sub-Series as may be approved by the Board of Trustees and permitted by the 1940 Act or pursuant to any exemptive order issued by the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 19th day of January, 1997.

/s/ Sophia Collier                                   /s/ William Glenn
------------------------                             -------------------------
Sophia Collier                                       William D. Glenn


/s/ Azie Taylor Morton                               /s/ Juliana Eades
------------------------                             -------------------------
Azie Taylor Morton                                   Juliana Eades


/s/ Ada Sanchez
------------------------                             -------------------------
Ada Sanchez                                          J. D. Nelson


/s/ Lokelani Devone
------------------------
Lokelani Devone